UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2024

Cohen & Company Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 1703 Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	COHN	The NYSE American Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Redemption Agreement

As previously reported, on October 3, 2016, Cohen & Company, LLC (the “Operating LLC”), a Delaware limited liability company and a controlled subsidiary of Cohen & Company Inc., a Maryland corporation (the “Company”), entered into that certain Investment Agreement (as amended, the “Investment Agreement”), by and between the Operating LLC and JKD Capital Partners I LTD (the “Investor”). The Investor is owned by Jack J. DiMaio, Jr., who is a member of the Company’s Board of Directors, and his spouse.

Pursuant to the Investment Agreement, the Investor agreed to invest up to $12,000,000 into the Operating LLC (the “Investment”). In exchange for the Investment, the Operating LLC agreed to pay to the Investor, (i) upon a termination of the Investment Agreement, an amount equal to Investor’s aggregate Investment balance; and (ii) following each calendar quarter during the term of the Investment Agreement, certain revenues generated by the activities of the Institutional Corporate Trading business of J.V.B. Financial Group, LLC, the Operating LLC’s wholly owned broker dealer subsidiary. As of the Effective Date (as defined below), the Investor’s aggregate Investment balance under the Investment Agreement was $7,718,890 (the “Outstanding Amount”).

On September 23, 2024 (the “Closing Date”) and effective September 1, 2024 (the “Effective Date”), the Operating LLC and the Investor entered into that certain Redemption Agreement (the “Redemption Agreement”), pursuant to which, the Investment Agreement was redeemed and terminated in its entirety effective as of the Effective Date.

Pursuant to the terms and conditions of the Redemption Agreement, on the Closing Date, the Operating LLC (i) paid to the Investor $2,572,963.33 of the Outstanding Amount in cash; and (ii) the Company delivered to the Investor a Senior Promissory Note (the “Note”) in the aggregate principal amount of $5,145,926.67 (representing the remaining balance of the Outstanding Amount) and dated as of the Effective Date.

The Redemption Agreement contains customary representations and warranties on the part of each of the Operating LLC and the Investor.

The foregoing description of the Redemption Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Redemption Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Senior Promissory Note

The Note evidences the Operating LLC’s obligation to repay to the Investor the original principal amount of $5,145,926.67. Pursuant to the Note, the unpaid principal amount and all accrued but unpaid interest thereunder will be due and payable as follows: (i) $2,572,963.33 of the principal amount will be due and payable on August 31, 2025, and (ii) $2,572,963.34 will be due and payable on August 31, 2026.

The Note accrues interest on the unpaid principal amount from the Effective Date until maturity at a rate equal to 12% per year. Interest on the Note is payable in cash quarterly on each January 1, April 1, July 1, and October 1, commencing on October 1, 2024. Under the Note, upon the occurrence or existence of any “Event of Default” thereunder, the outstanding principal amount is (or in certain instances, at the option of the holder thereof, may be) immediately accelerated. Further, upon the occurrence of any “Event of Default” under the Note and for so long as such Event of Default continues, all principal, interest and other amounts payable under the Note will bear interest at a rate equal to 13% per year.

The Note may not be prepaid in whole or in part prior to January 31, 2025. The Note may, with at least 31 days’ prior written notice from the Operating LLC to the holder thereof, be prepaid in whole or in part at any time following January 31, 2025 without the prior written consent of the holder and without penalty or premium.

The Note and the payment of all principal, interest and any other amounts payable thereunder are senior obligations of the Operating LLC and will be senior to any Indebtedness (as defined in the Note) of the Operating LLC outstanding as of and issued following the Effective Date. Pursuant the Note, following the Effective Date, the Operating Company may not incur any Indebtedness that is a senior obligation to the Note.

The foregoing description of the Note does not purport to be complete and is qualified in its entirety by reference to the full text of the Note, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

See Item 1.01 above for information concerning the termination of the Investment Agreement, which information is incorporated by reference in response to this Item 1.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above for information concerning the Note, which information is incorporated by reference in response to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1*	Redemption Agreement, dated September 23, 2024 and effective September 1, 2024, by and between Cohen & Company, LLC and JKD Capital Partners I LTD.

10.2*	Senior Promissory Note, dated September 1, 2024, issued by Cohen & Company, LLC to JKD Capital Partners I LTD in the aggregate principal amount of $5,145,926.67.

104	Cover Page Interactive Data File (Embedded within the inline XBRL document.)

* Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COHEN & COMPANY INC.

Date: September 24, 2024	By:	/s/ Joseph W. Pooler, Jr.
		Name:	Joseph W. Pooler, Jr.
		Title:	Executive Vice President, Chief Financial Officer and Treasurer